EXHIBIT 99. 1

For more information, contact:

Novatel Wireless Dan Halvorson Chief Financial Officer (858) 320-8821 www.novatelwireless.com	The Blueshirt Group, Investor Relations Chris Danne, Rakesh Mehta (415) 217-7722 chris@blueshirtgroup.com rakesh@blueshirtgroup.com

FOR IMMEDIATE RELEASE

NOVATEL WIRELESS REPORTS STRONG SECOND QUARTER RESULTS

Q2 2004 Revenues Increase by Over 59% Sequentially to $24.1 Million

Net Income Grows to a Record $3.2 Million or $0.11 per Share

SAN DIEGO, CA—July 26, 2004—Novatel Wireless, Inc. (Nasdaq: NVTL), a leading provider of wireless broadband access solutions, today reported financial results for the second quarter ended June 30, 2004.

Revenues for the second quarter were approximately $24.1 million, which is a 59% increase over $15.1 million reported in the immediately preceding quarter and a 215% increase over $7.7 million reported in the same period last year. Based on record gross margins of 32.0% and increasing operating leverage, net income applicable to common stockholders grew to approximately $3.2 million or $0.11 per diluted share—the highest in the Company’s history. This compares to net income applicable to common stockholders of $413,000 or $0.02 per diluted share in the immediately preceding quarter and a net loss applicable to common stockholders of $9.7 million or $1.35 per diluted share in the prior year period.

“Our record results in the second quarter demonstrate the rapid growth of our market, our clear leadership position and profitably expanding market share, our growing partnerships with many leading carriers and the strong operating leverage in our business model,” commented Peter Leparulo, Chief Executive Officer of Novatel Wireless. “The pace of next generation roll-outs continues to increase rapidly with growing demand for UMTS products in Europe and accelerating 3G plans domestically at customers like AT&T Wireless, Cingular, Sprint PCS and Verizon Wireless. Our dominant market share and leadership in UMTS has been firmly

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established, with significant shipments to 10 carriers in 14 countries around the world. In the second half of this year, we will further enhance our 3G product offering with the roll out of EV-DO PC card modems, based on next generation technology, and we will exit the year with the broadest 3G product line in our market. Moving forward, we believe we can build on this strong platform as a leading wireless broadband company, by continuing to grow our customer base, further expanding overseas and leveraging our growth into new market opportunities.”

Recent highlights include

•	Over the last three months, Novatel Wireless announced it will supply the Merlin U530™ Wireless PC Card to leading carriers launching 3G service in France, Germany, Hong Kong, the Netherlands, Portugal and the U.K. These carriers include KPN, Orange and TMN, and, to date, over ten carriers have launched UMTS service with the Merlin U530™ in 14 countries around the world.

•	During the quarter, Novatel Wireless and Lucent Technologies also introduced a UMTS PC card modem—the Merlin U520™—in North America, announcing FCC regulatory approval, a trial with Cingular in Atlanta and a four-city roll-out of UMTS with AT&T Wireless.

•	In June, Novatel Wireless extended its agreement with AT&T Wireless to offer the Freedom Box 200G™ Wireless Ruggedized Modem through mid 2005. Launched in January 2004, the Freedom Box 200G is an intelligent wireless data platform that is bundled with AT&T Wireless’ GPRS wireless data service and offered to telemetry customers and other integrators.

•	On June 21st, the Company announced that its stock will join the Russell 3000® Index.

“For the third quarter, we currently expect revenues in the range of $28 million to $29 million and EPS of $0.13 to $0.14 per diluted share,” added Mr. Leparulo. “Fourth quarter revenues should benefit from initial volume shipments of EV-DO products to Verizon Wireless, which should ramp to full production throughout the fourth quarter and into the first quarter of 2005. Given the strong demand, we currently anticipate that revenues for 2004 will almost triple from the prior year to approximately $100 million.”

“We continue to execute well in improving our business model,” explained Dan Halvorson, Chief Financial Officer of Novatel Wireless. “Gross margins improved significantly, increasing sequentially by 330 basis points to a record 32.0%. Operating margins increased to 12.6%, a notable improvement over 3.7% in the immediately preceding quarter. While we are increasing spending in R&D and sales and marketing to capitalize on growth opportunities such as EV-DO and next generation UMTS products, we believe we can continue to incrementally grow operating margins.”

Novatel Wireless will host a conference call for analysts and investors today to discuss its quarterly results at 5:00 p.m. ET on July 26, 2004. For parties in the United States and Canada, call 800-240-7305 to access the earnings call. A live Web cast of the conference call will also be accessible from the “Investor Relations” section of the Novatel Wireless Web site (www.novatelwireless.com). Following the live Web cast, an archived version will be available on the Novatel Wireless Web site.

ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless broadband access solutions. Novatel Wireless’ Merlin™ PC Cards, Expedite™ Embedded Modems, MobilLink™ Communications Software Suite and Freedom Box™ Ruggedized Modems enable high-speed wireless access to personal, corporate and public information via portable computers, handheld devices and vertical market applications. The company delivers innovative 2.5G and 3G solutions to operators, distributors and vertical markets worldwide. Headquartered in San Diego, California, Novatel Wireless is listed on NASDAQ: NVTL.

© 2004 Novatel Wireless. All rights reserved. The Novatel Wireless logo, Merlin, Merlin U530 , Merlin U520, Expedite, and Freedom Box are trademarks of Novatel Wireless, Inc. All other brands, products and company names mentioned herein are trademarks of their respective holders.

Some of the information presented in this release, is forward-looking in nature within the meaning of the Private Securities Litigation Reform Act of 1995. Although Novatel Wireless believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements. Certain factors that could cause actual results to differ materially from Novatel Wireless’ expectations are set forth as risk factors in the Company’s SEC reports and filings. Included among these factors are the future demand for wireless access to data, the future growth of wireless wide area networking, changes in wireless transmission standards and technologies, continued acceptance of and market demand for Novatel Wireless’ products, dependence on intellectual property rights, dependence on a small number of customers, and the Company’s general business and strategy, including plans and expectations relating to technology, product development, strategic relationships, customers, manufacturing, service activities, international expansion, sales initiatives and gross margin and cost containment initiatives. These factors, as well as other factors detailed from time to time in the Company’s SEC reports and filings, could cause actual results to differ materially. Forward-looking statements are not guarantees of performance. Novatel Wireless assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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NOVATEL WIRELESS, INC. CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2004	December 31, 2003
ASSETS

Current assets:

Cash and cash equivalents	$31,162,000	$3,942,000
Marketable securities	41,074,000	—
Restricted cash	175,000	635,000
Accounts receivable, net	13,943,000	8,986,000
Accounts receivable - related parties	—	399,000
Inventories	4,708,000	2,349,000
Other current assets	1,127,000	1,378,000

Total current assets	92,189,000	17,689,000

Property, plant and equipment, net	2,827,000	1,915,000

Marketable securities	6,050,000	—

Intangible assets, net	5,185,000	4,629,000

Other assets	42,000	188,000

	$106,293,000	$24,421,000

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:

Accounts payable	$10,333,000	$6,730,000
Accrued expenses	4,951,000	1,179,000
Restructuring accrual	988,000	1,222,000
Deferred revenues	3,846,000	6,218,000
Current portion of capital lease obligations	720,000	82,000

Total current liabilities	20,838,000	15,431,000

Stockholders’ equity:

Common stock	28,000	13,000
Additional paid-in capital	329,013,000	256,253,000
Accumulated other comprehensive income	(18,000)	—
Deferred stock-based compensation	(14,000)	(142,000)
Accumulated Deficit	(243,554,000)	(247,134,000)

Total stockholders’ equity	85,455,000	8,990,000

	$106,293,000	$24,421,000

NOVATEL WIRELESS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Revenue	$24,116,000	$7,659,000	$39,260,000	$15,148,000

Cost of revenue	16,401,000	7,972,000	27,199,000	14,238,000

Gross margin	7,715,000	(313,000)	12,061,000	910,000

Operating costs and expenses:

Research and development	2,373,000	1,446,000	4,333,000	3,181,000
Sales and marketing	969,000	612,000	1,797,000	1,289,000
General and administrative	1,274,000	1,040,000	2,199,000	2,019,000
Restructuring charges	—	(175,000)	—	238,000
Amortization of deferred stock compensation (*)	60,000	130,000	127,000	581,000

Total operating expenses	4,676,000	3,053,000	8,456,000	7,308,000

Operating income (loss)	3,039,000	(3,366,000)	3,605,000	(6,398,000)

Other income (expense):

Interest income	143,000	—	158,000	1,000
Interest expense	—	(1,654,000)	(1,000)	(1,724,000)
Other, net	20,000	—	(37,000)	85,000

Net income (loss)	$3,202,000	$(5,020,000)	$3,725,000	$(8,036,000)
Accretion of dividends and beneficial conversion features pertaining to preferred stock	(34,000)	(4,648,000)	(145,000)	(4,841,000)

Net income (loss) applicable to common stockholders	$3,168,000	$(9,668,000)	$3,580,000	$(12,877,000)

Per share data:

Net income (loss) per common share:
Basic	$0.13	$(1.35)	$0.18	$(1.82)
Diluted	$0.11	$(1.35)	$0.14	$(1.82)

Weighted average shares used in computation of per share calculation:
Basic	23,675,852	7,144,176	19,475,837	7,065,211
Diluted	28,613,854	7,144,176	26,896,205	7,065,211

(*) Amortization of deferred stock compensation:
Cost of revenue	$8,000	$13,000	$16,000	$32,000
Research and development	20,000	35,000	40,000	86,000
Sales and marketing	21,000	34,000	42,000	84,000
General and administrative	11,000	48,000	29,000	379,000

	$60,000	$130,000	$127,000	$581,000